EXHIBIT 10.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

PROFESSIONAL PROMOTION AGREEMENT

SYNALGOS®

Women First Health Care, Inc. 12220 El Camino Real, Ste. 400 San Diego, CA 92130 (858) 509-1171	PDI Shared Sales, Inc. 8230 Montgomery Road, Ste. 300 Cincinnati, OH 45236 (513) 618-6909

THIS PROFESSIONAL PROMOTION AGREEMENT (the “Agreement”), dated as of September 1, 2002, records the mutual agreement regarding the sales and promotion services of PDI SHARED SALES, INC., A                         corporation, (“PDI Shared Sales Division”), to WOMEN FIRST HEALTHCARE, INC., a Delaware corporation (the “Company”), concerning the Product (defined below).

In consideration of the mutual promises herein, the sufficiency of which is acknowledged, PDI Shared Sales Division and the Company (each a “Party” and collectively, the “Parties”) agree as follows:

1.    Certain Definitions.    As used herein, the following terms shall have the meanings indicated:

“Covered Physicians” means the approximately 12,300 targeted physicians set forth in the list previously provided to PDI Shared Sales Division by the Company (initially 3,681 orthopedic & general surgeons, 3,597 dentists, 947 oral surgeons, and 4,069 primary-care physicians), as may be supplemented or revised from time to time in accordance with Section 3(d) of this Agreement.

“Detail” means, with respect to the Product, the activity undertaken by an SR (defined below) during a face-to-face sales call on Covered Physicians or other health care professionals with prescribing authority to provide information on the use, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of the Product, in a fair and balanced manner consistent with the requirements of the U.S. Food, Drug and Cosmetics Act, as amended, and using, as necessary or desirable, labeling or promotional materials, in an effort to increase physician prescribing preferences of the Product.

“FDA” means the U.S. Food and Drug Administration.

“Product” means all product presentations (including all dosage strengths) of Synalgos®-DC capsules currently approved by FDA, and any new dosages or indications or uses (including all dosage strengths) of same that are approved by FDA during the Term (defined below).

“SR” shall mean a sales representative of PDI Shares Dales Division who shall perform the sales calls to the Covered Physicians required under this Agreement and has agreed to be bound by the terms of this Agreement, including the confidentiality provisions of Section 10 below.

Additional defined terms are set forth in the body of this Agreement.

2.    Grant of Rights by the Company.

(a)  Engagement of PDI Shared Sales Division.    The Company hereby engages PDI Shared Sales Division to promote the Product during the Term on a non-exclusive basis to Covered Physicians, upon the terms and conditions set forth in this Agreement.

(b)  Use of Sales Literature and Promotion Materials.    Subject to the terms and conditions of this Agreement, the Company hereby grants to PDI Shared Sales Division the non-exclusive right to use the Company’s sales literature and promotion materials relating to the Product during the Term solely in connection with the promotion of the Product to Covered Physicians. Any sales literature, advertising and other promotional materials created by PDI Shared Sales Division to promote sales of the Product, if any, will be submitted to the Company for its prior written approval.

(c)  Reservation of Other Rights.    The Company reserves all rights not expressly granted hereunder. Without limiting the generality of the foregoing, the Parties acknowledge and agree that all trade secrets, ideas and information, research, methods, improvements and patented, copyrighted or other proprietary material relating to the Product and the goodwill associated therewith shall belong exclusively to the Company. PDI Shared Sales Division further acknowledges (i) that this Agreement does not constitute any form of assignment or transfer of ownership in the trademark SYNALGOS® and any other trademark or trade name (whether registered or unregistered) used on or with the Product or in any promotional material related to the Product.

3.    Promotion by PDI Shared Sales Division.

(a)  General.    PDI Shared Sales Division hereby agrees to use its best efforts to diligently promote the Products to the Covered Physicians in accordance with the terms and conditions of this Agreement during the Term. The primary objective of this program is for PDI Shared Sales Division to drive prescriptions (TRX) during the Term.

(b)  Sales Representatives.    In furtherance of the foregoing, PDI Shared Sales Division will deploy a sales force comprised of at least 150 committed SRs (or such larger number as may be necessary to ensure the minimum sales calls described below). The SRs shall deliver a professional Detail agreed to by the Parties to the Covered Physicians.

(c)  Minimum Sales Calls.    During the Term, PDI Shared Sales Division will use its best efforts to call on each of the Covered Physicians (approximately 12,300 physicians). The Parties acknowledge that due to vacations, office relocations, offices that do not see SRs, etc., it may not be possible for PDI Shared Sales Division to reach each Covered Physician call panel. However, during the Term, on a twelve (12) cycles per year basis, PDI Shared Sales’ SRs shall call upon and meet in person not less than 90,000 different Covered Physicians per calendar year as follows:

(i)  10,000 different Covered Physicians a month in September-December of each year, and

(ii)  6,250 different Covered Physicians a month in January-August of each year.

PDI Shared Sales Division shall provide to the Company a summary report in the form attached hereto as Exhibit A (the “Call Activity Report”) detailing the calls of its SRs in each monthly call cycle and certifying to PDI Shared Sales Division’s compliance with the minimum sales calls requirements of this Section 3(c). Each Call Activity Report shall be signed by an executive officer of PDI Shared Sales Division and shall be provided to the Company within fifteen (15) days after the completion of each month.

(d)  Covered Physicians.    The list of Covered Physicians is subject to the following provisions:

(i)  The Covered Physicians list shall not contain any physicians located outside of PDI Shared Sales Division’s defined territories as of the date of this Agreement. For the avoidance of doubt, PDI Shared Sales Division’s defined territories include those territories set forth on Exhibit B attached hereto. PDI Shared Sales Division shall not decrease its defined territories without the Company’s prior written consent and shall provide prompt notice to the Company of any increase in its defined territories.

(ii)  The Covered Physicians list will be fixed for the Term, excluding incidental ongoing data maintenance (e.g., physician moved, retired, deceased, etc.) and except as set forth in clause (iii) below.

(iii)  The Company may change up to ten percent (10%) of the physicians in the Covered Physicians without charge each thirty (30) day cycle upon providing written notice to PDI Shared Sales Division; provided that in connection with any such change, PDI Shared Sales Division shall be permitted sufficient lead time (not to exceed 60 days) for PDI Shared Sales Division to redistrict its territories (if required), update its database, and produce call activity forms with normal operating lead times for delivery to the field in advance of a given cycle. The Company may change the entire Covered Physicians list for any renewal period under this Agreement by providing notice concurrent with its election to renew (ninety (90) days in advance of the scheduled termination date).

(e)  Presentation Description.    During the Term, PDI Shared Sales Division shall (and shall cause each of its SRs) to conduct each sales call as follows:

(i)  SRs will introduce themselves to the office staff and designated Covered Physician at the target office.

(ii)  SRs will Detail the Product to the Covered Physician.

(iii)  While capturing and witnessing the Covered Physician’s signature, SRs will deliver a Product sales presentation(s) mutually agreed to by the Parties and consistent with the training sessions described in Section 4 below.

(iv)  SRs will offer Company promotional give-aways and/or other collateral materials, if applicable, to those individuals agreed to by the Parties.

(v)  SRs will record accurately and in reasonable detail any comments or questions from the Covered Physician or the Covered Physician’s office staff and will forward the same to the applicable District Manager of PDI Shared Sales Division. The applicable District Manager shall, in turn, forward the same to the Company and communicate with the Company concerning the appropriate response, if any. The applicable Distribution Manager shall further ensure that the applicable SR communicates the response in a prompt and professional manner to the applicable Covered Physician. With respect to any immediate or urgent comments, questions or other issues, the communications above shall be immediately communicated through the channels indicated above.

(vi)  Without limiting the on-going communications required pursuant to subsection (v) above, within fifteen (15) days after the end of each calendar month during the Term, PDI Shared Sales shall provide to the Company the Call Activity Report required pursuant to Section 3(c) above, which shall include a description of each comment or question from the Covered Physician or the Covered Physician’s office staff as well as any follow-up activity or subsequent communications with the Covered Physician or the Covered Physician’s office staff concerning such comment or question.

(vii)  Additional information with respect to each sales call will be captured as agreed to by the Parties.

(viii)  In connection with each sales call, SRs will set an expectation of the next scheduled call with the Covered Physician. In addition, the Covered Physician will be instructed on the appropriate procedures for obtaining Product information between sales calls.

4.    Training.

(a)  PDI Shared Sales Division shall cause nine (9) of its senior staff members (the “PDI Staff”) to attend the Company’s regularly scheduled Product launch/training meeting to be held on August 11, 2002 in Orlando, Florida (the “Initial Training Session”). The Company shall reimburse PDI Shared Sales Division for all reasonable out-of-pocket travel and lodging expenses incurred by the PDI Staff in connection with the Initial Training Session. PDI Shared Sales Division shall bear all other expenses of the PDI Staff, including, without limitation, salary and compensation expenses related to the time of the PDI Staff spent at the Initial Training Session.

(b)  The PDI Staff will hold one (1) or more training sessions for all of the SRs within sixty (60) days after the date of this Agreement at mutually convenient date(s) and time(s) to the Company and PDI Shared Sales Division (the “SR Training Sessions”). The SR Training Sessions will be held via teleconference. The Company shall make available via teleconference such Company personnel as the Company deems reasonable necessary to supervise and assist in the SR Training Sessions. The Company shall bear (i) its own costs and expenses in connection with the SR Training Sessions and (ii) a maximum of $[***] in out-of-field costs and expenses incurred by PDI Shared Sales Division in connection with the SR Training Sessions, provided such costs and expenses are documented in reasonable detail to the Company’s satisfaction. PDI Shared Sales Division shall bear all costs and expenses of the SR Training Sessions in excess of $[***].

(c)  After completion of the SR Training Sessions, all newly-hired SRs and other members of the PDI Shared Sales Division sales force (including Detail personnel, management, and sales representatives) shall attend a training program related to the Product promptly upon hire. Such persons shall be trained by the PDI Staff who attended the Initial Training Session. Unless otherwise agreed to in advance by the Parties, PDI Shared Sales Division shall bear the full cost and expense of training all newly-hired SRs and all of its other sales force personnel who attend future training programs related to the Product, without contribution from the Company.

(d)  The Company shall provide sufficient copies of training materials for PDI Staff who attend the Initial Training Session. PDI Shared Sales Division, however, will be responsible at its sole cost and expense for photocopying such training materials and providing them to the SRs at the SR Training Sessions and subsequent training programs conducted by PDI Shared Sales Division. From time to time as training materials for the Product may be revised by the Company (the timing and content of which shall be determined by the Company in the exercise of its sole and absolute discretion or as mandated by the FDA or other regulatory agencies), the Company will make such training materials available to PDI Shared Sales Division, and PDI Shared Sales Division shall be responsible for photocopying such training materials and providing them to the SRS or other members of PDI Shared Sales Division’s sales force.

5.    PDI Responsibilities and Deliverables.    During the Term, PDI Shared Sales Division shall perform the following activities:

(a)  Except as provided for in Sections 4 or 7 of this Agreement, PDI Shared Sales Division shall be solely responsible for the costs and expenses of establishing and maintaining its sales force (including the

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SRs) and conducting its other activities under this Agreement and shall have sole authority to control its sales force and direct the activities of its sales force. PDI Shared Sales Division’s sales force (including the SRs) will not be composed of contract sales personnel or telemarketers without the prior written consent of the Company.

(b)  PDI Shared Sales Division shall define specific sales territories and corresponding target physician list for each SR within the Covered Physician list.

(c)  PDI Shared Sales Division shall complete, or cause to be completed the minimum sales calls described in Section 3(c) above in accordance with the presentation description set forth in Section 3(e) above.

(d)  PDI Shared Sales Division shall coordinate with the Company and conduct sales training meetings as required under Section 4 above.

(e)  PDI Shared Sales Division shall forward to the Company (i) Call Activity Reports in the form set forth as Exhibit A hereto and (ii) completed physician call activity forms, in each case within fifteen (15) days after the end of each calendar month, with respect to the preceding calendar month’s call cycle.

(f)  PDI Shared Sales Division shall ensure that any and all communications and representations made by PDI Shared Sales Division and the SRs to all third parties (including, without limitation, the Covered Physicians and their staff) are true, accurate, complete and consistent with the labeling of the Product. PDI Shared Sales Division shall not, and shall ensure that the SRs do not, modify, repackage, adulterate, misbrand, alter, add labels to, or remove labels from any Product.

(g)  PDI Shared Sales Division shall produce and distribute physician call activity forms for each call cycle.

(h)  PDI Shared Sales Division shall provide ongoing field management including communicating continual client expectations, agreement changes, etc.

(i)  PDI Shared Sales Division shall periodically validate the Covered Physician database.

(j)  PDI Shared Sales Division shall ensure that no territory of Covered Physicians will remain vacant for more than thirty (30) days. In the event PDI Shared Sales Division identifies any such vacancy to be reasonably likely, it shall notify the Company immediately; however, such notification shall not excuse PDI Shared Sales Division’s breach of this provision and shall not limit any of the Company’s rights and remedies.

(k)  If at any time PDI Shared Sales Division proposes to promote any product (in addition to the Product) to the Covered Physicians, it shall provide forty-five (45) days prior written notice to the Company and shall first obtain the Company’s written consent prior to entering into any agreement that would change the priority position of the Products. In the event the Company’s provides its consent, the alternative pricing of sales calls services shall apply in accordance with Section 6(b) below. Notwithstanding the foregoing, during the Term, PDI Shared Sales Division shall not market, promote or otherwise sell any other prescription pain relief product other than the Product.

(l)  PDI Shared Sales Division shall use its reasonable commercial efforts to accommodate and coordinate requested Company activities (e.g., ride-withs, carrier issues, etc.).

(m)  PDI Shared Sales Division shall coordinate mailings of customary Product information and promotional give-aways to each SR on a monthly basis (and to new SRs within two (2) weeks of hiring). The costs and expenses of such mailings shall be billed back to the Company in accordance with Section 6(b) below.

(n)  PDI Shared Sales Division shall diligently and efficiently carry out each of its other obligations set forth in this Agreement.

6.    Company Responsibilities and Deliverables.    During the Term, the Company shall perform the following activities:

(a)  To the extent not already included list of Covered Physicians, the Company shall forward to PDI Shared Sales Division, in an ASCII comma delimited format, a list with respect to the Covered Physicians including ME#, SL#, office street address and telephone number of each Covered Physician. The Company shall provide the same information with respect to any addition or modification to the list of Covered Physicians

(b)  The Company shall at its own expense ship or cause to be shipped all Product information, sales materials, promotional give-aways, etc. directly to the SRs based on address and contact information provided to the Company by PDI Shared Sales Division. PDI Shared Sales Division shall reimburse the Company for any additional expense incurred in connection with incorrect address and contact information for the SRs.

(c)  The Company shall forward to PDI Shared Sales Division (three (3) weeks in advance of each monthly call cycle) specific Product presentation messages and response guidelines.

(d)  The Company shall forward to PDI Shared Sales Division response guidelines for physician questions and/or request for additional information, materials, Product (i.e., drug information, 800#, promotions).

(e)  The Company shall forward to PDI Shared Sales Division monthly NDC data or like data, so PDI Shared Sales Division can determine the effectiveness of sales calls at building the Company’s market share; provided that PDI Shared Sales Division shall be responsible for formatting and distributing monthly physician prescription reports directly to the SRs and PDI Shared Sales Division’s other sales personnel.

(f)  The Company shall use commercially reasonable efforts, including maintaining reasonable levels of inventory in light of customary industry practice, to ensure that sufficient stock of the Products will be available in its inventory to fill orders from the trade in accordance with normal industry practices.

(g)  As between the Company and PDI Shared Sales Division, the Company shall have the sole authority to determine the price of the Product, including price increases or decreases and the timing thereof.

(h)  The Company shall diligently and efficiently carry out each of its other obligations set forth in this Agreement.

7.    Funding of Promotional Activities.

(a)  Up-Front Fee.    The Company shall pay to PDI Shared Sales Division a one-time, up-front fee of $[***] (the “Up-Front Fee”) upon the execution of this Agreement, which shall be applied to any

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amounts the Company may thereafter owe to PDI Shared Sales Division pursuant to Sections 7(b) and 7(c) below. Any amount of the Up-Front Fee which is not allocated pursuant to Sections 7(b) and 7(c) below shall be refunded by PDI Shared Sales Division to the Company promptly upon the termination of the Term.

(b)  Sales Calls Fees.

(i)  The Company shall compensate PDI Shared Sales Division at the Applicable Rate (defined below) for each sales call with a Covered Physician completed in accordance with the minimum sales calls set forth in Section 3(c) and the other terms and conditions of this Agreement. The “Applicable Rate” shall mean (i) $[***] per call for the period in which the Product is promoted exclusive of any other product, and (ii) $[***] per call for the period in which the Product is promoted on a shared basis with any other product in the SRs’ calls to Covered Physicians.

(ii)  Notwithstanding the foregoing, PDI Shared Sales Division shall not be entitled to any compensation for sales calls in excess of the minimum 90,000 sales calls set forth in Section 3(c) above. Accordingly, the maximum amount payable by the Company for any twelve month period in which the exclusive promotion sales call rate is in effect (i.e., $[***] per call) is $[***]. In the event PDI Shared Sales Division fails to meet the minimum sales calls for any particular month, it may make up the short-fall in the following month upon the Company’s written consent; provided that such consent shall not (unless otherwise agreed to by the Company) excuse PDI Shared Sales Division’s breach of Section 3(c) and shall not limit any of the Company’s rights and remedies hereunder.

(c)    Other Expenses.

(i)  The Company shall compensate PDI Shared Sales Division for all expenses and out-of-pocket costs associated with call activity form card production and distribution, PDMA tracking and compliance and call reporting activities after submission of invoices with reasonably satisfactory documentation of such expenses and costs subject to a maximum of $[***] for each twelve (12) month period during the Term.

(ii)  The Company shall have no obligation to pay (or otherwise compensate PDI Shared Sales Division) for any fees, costs or expenses associated with any other activities of PDI Shared Sales Division hereunder, except for (i) training program(s) in accordance with Section 4 above, (ii) mailings of Product information and other materials to individual SRs pursuant to Section 6(b) above with the Company’s prior approval and (iii) additional incentive programs approved by the Company in its sole discretion. In addition, the Parties understand and agree that the Company shall be under no obligation to conduct or develop symposia, seminars, technical and scientific exhibits and other professional relations events with respect to the Product or to conduct additional clinical trials with respect to the Product.

(d)  Payment Terms.    Monthly invoices for calls completed, training and other fees will be sent out on the fifteenth (15th) of the following month. Invoices are to be paid within forty-five (45) days of receipt. All payments to a Party under this Agreement shall be made in legal currency of the United States.

(e)  Payment Reconciliation.    PDI Shared Sales Division will provide the Company with a reconciliation of actual fees earned against paid amounts. PDI Shared Sales Division shall promptly reimburse the Company for any overpayment under this Agreement unless the Company directs PDI Shared Sales Division to use such overpayment to complete additional physician calls.

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(f)   Record Retention; Audit.     PDI Shared Sales Division will maintain complete and accurate books and records in sufficient detail to enable verification of the accuracy of the Call Activity Reports, all invoices provided to the Company hereunder and the basis for calculating the compensation payable to PDI Shared Sales Division hereunder. The Company may demand an audit of PDI Shared Sales Division’s books and records in order to verify its reports and invoices on the aforesaid matters. Upon reasonable prior notice to PDI Shared Sales Division to be audited, the representatives of the Company shall have access to the relevant books and records of PDI Shared Sales Division in order to conduct a review or audit thereof. Such access shall be available during normal business hours not more than two (2) times each calendar year during the Term and for two (2) years thereafter.

8.     Certain Regulatory Matters.

(a)   As between the Company and PDI Shared Sales Division, all regulatory matters regarding the Product shall remain under the exclusive control of the Company. The Company will have the sole responsibility, at its cost and expense, to respond to complaints about the Product and to handle all returns and recalls of the Product.

(b)   Beginning as of the date of this Agreement, PDI Shared Sales Division shall immediately notify the Company of any adverse events and drug reactions, product quality complaints, medical information inquiries and any other governmental inquiries. Such notice shall be made to the following:

Women First HealthCare, Inc.
1220 El Camino Real, Suite 400
San Diego, CA 92130
Facsimile No.: (858) 509-3851
Telephone No.: (858) 509-3836
Attention: Doranne Frano, Regulatory Affairs

The Company shall have the sole responsibility for evaluating such events and reporting such events to applicable regulatory health authorities.

9.     Compliance with Laws and Labeling.

(a)   Each Party shall maintain in full force and effect all necessary licenses, permits and other authorizations required by law to carry out its duties and obligations under this Agreement. In addition, each Party shall comply with all laws, ordinances, guidelines, rules and regulations (collectively, “Laws”) applicable to its activities under this Agreement, including without limitation, any requirements of any product license applicable to the Product; provided, however, that PDI Shared Sales Division shall be solely responsible for compliance with those Laws pertaining to the activities conducted by it and the SRs hereunder (including, without limitation, those Laws that apply to documentation and records retention pertaining to the Product), notwithstanding that the FDA may, as a matter of law, be entitled to hold the Company accountable or responsible (whether primarily or secondarily) for failure of PDI Shared Sales Division or the SRs to comply with such Laws. The Parties will reasonably cooperate with one another with the goal of ensuring full compliance with Laws. The Company shall be responsible for all labeling changes to the Product.

(b)   PDI Shared Sales Division shall make no representations or warranties relative to the Product that conflict or are inconsistent with applicable Laws, the NDA or ANDA (as applicable), or the FDA-approved label for the Product.

10.    Confidentiality.

(a)  Each Party acknowledges that it may receive Confidential Information of the other Party in the performance of this Agreement. Each Party shall hold confidential and shall not, directly or indirectly, disclose, publish or use for the benefit of any third party or itself, except in carrying out its duties hereunder, any Confidential Information of the other Party, without first having obtained the furnishing Party’s written consent to the such disclosure or use. “Confidential Information” shall include, interalia, know-how, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property. This restriction shall not apply to any information within the following categories:

(i)  information that is known to the receiving Party prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof;

(ii)  information that is independently developed by employees, agents, or independent contractors of the receiving Party without reference to or reliance upon the information furnished by the disclosing Party, as evidenced by written records or other competent proof;

(iii)  information disclosed to the receiving Party by a third party that has a right to make such disclosure; and

(iv)  any other information that becomes part of the public domain through no fault or negligence of the receiving Party.

The receiving Party shall also be entitled to disclose the other Party’s Confidential Information that is required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with SEC, Nasdaq or stock exchange disclosure requirements), or by order of any governmental body or a court of competent jurisdiction; provided that the Party required to disclose such information shall use all reasonable efforts to obtain confidential treatment of such information by the agency or court.

(b)  PDI Shares Sales Division shall (i) ensure that each of the SRs is bound by an agreement concerning confidentiality at least as restrictive as this Section 10 and (ii) be responsible for the SRs compliance with this Section 10.

(c)  The obligations under this Section 10 shall survive the termination or expiration of this Agreement for five (5) years.

11.    Indemnity.

(a)  PDI Shared Sales Division shall defend, indemnify and hold the Company and its subsidiaries and any of their respective directors, officers, employees, agents and affiliates (each, a “Company Party”) harmless from and against any and all losses, liabilities, claims, damages, bodily injury (including death), fees (including, without limitation, attorneys’ fees), expenses and lawsuits brought against or incurred by a Company Party from a third party resulting from or arising in connection with (i) the breach by PDI Shared Sales Division of any covenant, representation or warranty of PDI Shared Sales Division contained in this Agreement, (ii) any misrepresentation by PDI Shared Sales Division or the SRs of Product claims, or (iii) any contamination, mislabeling, or adulteration of any Product while such Product is under the control of PDI Shared Sales Division or the SRs; all except to the extent caused by the negligence or willful misconduct of a Company Party.

(b)  The Company shall defend, indemnify and hold PDI Shared Sales Division and its parent company, subsidiaries and any of their respective directors, officers, employees, agents and affiliates (each, a “PDI Party”) harmless from and against any and all losses, liabilities, claims, damages, bodily injury (including death), fees (including, without limitation, attorneys’ fees), expenses and lawsuits brought against or incurred by a PDI Party from a third party resulting from or arising in connection with (i) the breach by the Company of any covenant, representation or warranty of the Company contained in this Agreement, (ii) any product liability claim related to the Product, including, without limitation, the use by any person of any Product that was manufactured, sold or distributed by the Company, (iii) any contamination of or defect in a Product, or (iv) breach by the Company of its obligations under Section 9 hereof; all except (A) for losses, liabilities, claims, damages, bodily injury (including death), fees (including, without limitation, attorneys’ fees), expenses and lawsuits related to a Product for which PDI Shared Sales Division has assumed an indemnification obligation under this Section 11, or (B) to the extent caused by the negligence or willful misconduct of a PDI Party.

(c)  To receive the benefits of the indemnity under clauses (a) or (b) above, as applicable, an indemnified party must (i) give the indemnifying party written notice of any claim or potential claim promptly after the indemnified party receives notice of any such claim; (ii) allow the indemnifying party to assume the control of the defense and settlement (including all decisions relating litigation, defense and appeal) of any such claim (so long as it has confirmed its indemnification obligation responsibility to such indemnified party under this Section 11); and (iii) so long as such cooperation does not vitiate any legal privilege to which it is entitled, reasonably cooperate with the indemnifying party in its defense of the claim (including, without limitation, making documents and records available for review and copying and making persons within its/his/her control available for pertinent testimony). If the indemnifying party defends the claim, an indemnified party may participate in, but not control, the defense of such claim at its/his/her sole cost and expense. An indemnifying party shall have no liability under this Section 11 as to any claim for which settlement or compromise of such claim or an offer of settlement or compromise of such claim is made by an indemnified party without the prior consent of the indemnifying party.

(d)  PDI Shared Sales Division acknowledges and agrees that any of its sales force personnel (including SRs, contract sales personnel, telemarketers, detail personnel, independent contractors, employees, and agents) used to fulfill PDI Shared Sales Division’s obligations under this Agreement are not, and are not intended to be or be treated as, employees of the Company or any of its affiliates, and that such individuals are not eligible to participate in any employee benefit plans that are sponsored by the Company or any of its affiliates. The Company shall not be responsible to PDI Shared Sales Division, to any employees, agents, contractors, telemarketers, or other personnel of PDI Shared Sales Division or its affiliates (including, without limitation, the SRs) used to perform PDI Shared Sales Division’s obligations under this Agreement, or to any governmental entity for any compensation or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including, without limitation, unemployment and disability insurance contributions or benefits and workmen’s compensation contributions or benefits) that may imposed upon or be related to the performance by PDI Shared Sales Division and any of its employees, agents, contractors, telemarketers, detail or other personnel of PDI Shared Sales Division or its affiliates (including, without limitation, the SRs) used to discharge PDI Shared Sales Division’s obligations under this Agreement, all of which shall be the sole responsibility of PDI Shared Sales Division, even if it is subsequently determined by any court, the IRS or any other governmental agency that such individual may be a common law employee of the Company or any of its affiliates. All such matters of compensation, benefits and other terms of employment for any employee, agent, contractor, telemarketer, detail or other personnel of PDI Shared Sales Division or its affiliates (including, without limitation, the SRs) used to fulfill PDI Shared Sales Division’s obligations hereunder shall be solely a matter between PDI Shared Sales Division and such individual(s) or entities.

PDI Shared Sales Division will indemnify, defend, and hold harmless each Company Party from and against any damages, liability, loss and costs that may be paid or payable by any such Company Party resulting from or in connection with any claim or other cause of action asserted by:

(i)  any employees, agents, contractors, telemarketers, detail personnel, or other personnel of PDI Shared Sales Division or its affiliates (including, without limitation, the SRs used by it to perform PDI Shared Sales Division’s obligations under this Agreement, or

(ii)  by any third party (including federal, state or local governmental authorities) with respect to:

(A)  any payment or obligation to make a payment to any employees, agents, contractors, telemarketers, or other personnel of PDI Shared Sales Division or its affiliates (including, without limitation, the SRs) used to perform PDI Shared Sales Division’s obligations under this Agreement with respect to any compensation, benefits of any type under any employee benefit plan (as such term is defined above), and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by the Company or any of its affiliates or by PDI Shared Sales Division or any of its affiliates, even if it is subsequently determined by any court, the IRS or any other governmental agency that any such employee, agent, contractor, telemarketer, detail and other personnel of PDI Shared Sales Division or its affiliates (including, without limitation, the SRs) used to discharge PDI Shared Sales Division’s obligations hereunder may be a common law employee of the Company or any of its affiliates; and

(B)  the payment or withholding of any contributions, payroll taxes, or any other payroll-related item by or on behalf of PDI Shared Sales Division or any employee, agent, contractor, telemarketer, detail and other personnel of PDI Shared Sales Division or its affiliates (including, without limitation, the SRs) may be responsible hereunder or pursuant to applicable law to pay, make, collect, withhold or contribute, even if it is subsequently determined by any court, the IRS or by any other governmental agency that any such employee, agent, contractor, telemarketer, and other person may be a common law employee of the Company or any of its affiliates.

Nothing contained in this Section 11(d) is intended to or will effect or limit any compensation payable by the Company to PDI Shared Sales Division for the services rendered by PDI Shared Sales Division pursuant to this Agreement.

12.    Insurance.

(a)  PDI Shared Sales Division shall use commercially reasonable efforts to maintain insurance against such risks (including product liability) and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activities to be conducted by it under this Agreement and is appropriate to cover its indemnification obligations hereunder. Without limiting the foregoing, PDI Shared Sales Division agrees to (a) carry and maintain Workers Compensation Insurance as will protect PDI Shared Sales Division from claims by employees of PDI Shared Sales Division under any Workers Compensation or similar acts, and (b) maintain comprehensive general liability insurance, with limits of at least $5,000,000 per occurrence, to protect PDI Shared Sales Division and the Company from any other claims for personal injury, including death or property damages, which may be made by or on behalf of agents or employees of PDI Shared Sales Division or the general public due to the performance of this Agreement, provided, however, that PDI Shared Sales Division shall have no obligation with respect to claims arising out of or related to any Product other than those for which PDI Shared Sales Division has assumed indemnification obligations under Section 11 above. Such comprehensive general liability insurance policy shall name the Company as an additional insured party thereunder and shall be endorsed to provide for thirty (30) days notice to the Company of cancellation or material change in the coverage before such cancellation or change takes effect. PDI Shared Sales Division shall furnish to the Company evidence of such insurance, upon (i) the execution of this Agreement and (ii) at from time to time thereafter as the Company may reasonable request.

(b)  Likewise, the Company shall carry and maintain comprehensive general liability insurance, with limits of at least $5,000,000 per occurrence, to protect the Company and PDI Shared Sales Division from certain claims for personal injury, including death or property damages, which may be made by or on behalf of agents or employees of the Company or the general public due to the performance of this Agreement; provided, however, that the Company shall have no obligation with respect to claims arising out of or related to any Product other than those for which PDI Shared Sales Division has assumed indemnification obligations under Section 11 above. Such comprehensive general liability insurance policy shall name PDI Shared Sales Division as an additional insured party thereunder. The Company shall furnish to PDI Shared Sales Division evidence of such insurance, upon (i) the execution of this Agreement and (ii) at from time to time thereafter as the PDI Shared Sales Division may reasonable request.

(c)  Each Party shall maintain the insurance required by this Section 12 with insurance companies having a Best’s Insurance rating of A:X or better.

13.    Relationships.    Both Parties understand and agree that no partnership, joint venture, or agency relationship is created hereby. Each Party shall be conclusively deemed to be an independent contractor and not under the control or supervision of the other. Neither Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties hereto.

14.    Assignability.    This Agreement is not assignable in whole or in part by either Party in the absence of the prior written consent of the other Party, which consent shall not be unreasonably denied or delayed; provided that the Company may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its business assets relating to the Product; provided further that such successor or purchaser has agreed in writing to assume all of the Company’s rights and obligations hereunder and a copy of such assumption is provided to PDI Shared Sales Division. In all cases of assignment, the assigning Party shall remain fully liable hereunder.

15.    Term and Termination.

(a)  Initial Term.    The term of this Agreement shall be from the date of this Agreement through August 31, 2003 (as extended or terminated in accordance with this Section 7, the “Term”); provided that no sales calls shall occur, and no payments for sales calls shall begin to accrue, until September 1, 2002, unless otherwise agreed by the Parties.

(b)  Extension of Term.    The Company may extend the Term for an additional twelve (12) month period by providing notice to PDI Shares Sales Division on or before May 1, 2003; it being understood that the Company shall be under no obligation, express or implied, to do so.

(c)  Termination for Breach.    Either Party may terminate this Agreement by written notice if the other Party defaults in the performance of a material obligation where such default is not cured within thirty (30) days from notice thereon; provided, however, that if the default cannot be reasonably cured within such thirty (30) day period, this Agreement shall not be terminated if the defaulting Party shall have commenced such cure and shall be prosecuting the cure of such default to completion with diligence and continuity.

(d)  Termination by the Company.    The Company may terminate this Agreement at any time and for any or no reason by at least forty-five (45) days written notice to PDI Shared Sales Division.

(e)  Effect of Termination.

(i)  Upon the termination of this Agreement or expiration of the Term, PDI Shared Sales Division shall immediately cease all of its promotion activities pursuant to this Agreement, discontinue any use of the Trademark, return to the Company all sales training, promotional, marketing material, Company call lists and computer files, and Product (i.e., not already distributed or destroyed with destruction certified by PDI Shared Sales Division) that may have been supplied to PDI Shared Sales Division by the Company under this Agreement. The Company shall be entitled to promote the Product to all Covered Physicians thereafter without compensation or obligation to PDI Shared Sales Division.

(ii)  The Company shall pay PDI Shared Sales Division for all sales calls actually completed by the SRs in accordance with Section 7(b) through the date of termination of the Term; provided that no such compensation shall be payable with respect to sales call from the date notice of termination is given if this Agreement is terminated by the Company pursuant to Section 15(c) (i.e., upon a material breach by PDI Shared Sales Division).

(iii)  Neither the termination nor expiration of this Agreement shall release or operate to discharge either Party from any liability or obligation that may have accrued prior to such termination or expiration. Any termination of this Agreement by a Party shall not be an exclusive remedy, but shall be in addition to any legal or equitable remedies that may be available to the terminating Party.

(iv)  Notwithstanding the termination of this Agreement or expiration of the Term, the covenants and agreements set forth in Sections 7(f), 10, 11, 17, 20, 24 and 25 shall survive any termination or expiration of this Agreement and remain in full force and effect regardless of the cause of termination for the period set forth in such Sections or, if no period is specified, in perpetuity.

16.    Non-Waiver.    Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

17.    Dispute Resolution.

(a)  If any dispute arises under this Agreement, the matter shall be submitted to the President of PDI Shared Sales Division and the President of the Company for resolution. If such persons are unable to resolve the dispute within thirty (30) days of initiating their negotiations, then, subject to Section 17(c) below such dispute shall be finally resolved by binding arbitration under Section 17(b) below.

(b)  Any such arbitration shall be held in New York, New York, according to the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association. Any arbitration herewith shall be conducted in the English language. The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter which is at issue in the dispute and who is selected by mutual agreement of the Parties or, failing such agreement, shall be selected according to the Rules. The Parties shall have such discovery rights as the arbitrator may allow, but in no event broader than that discovery permitted under the Federal Rules of Civil Procedure. In conducting the arbitration, the arbitrator shall apply the New York Evidence Code, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of property, as well as specific performance. The reasonable fees and expenses of the arbitrator along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows: If the arbitrator rules in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay 100% of such fees and expenses; if the arbitrator rules in favor of one Party on some issues and the other Party on other issues, the arbitrator shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrator shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses. The decision of the arbitrator shall be final and may be entered, sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations also shall apply to any claim or disputes subject to arbitration under this Section 17, shall be determined by binding arbitration pursuant to this Section 17(b).

(c)  Notwithstanding anything to the contrary in this Section 17, either Party may seek immediate injunctive or other interim relief or other equitable remedies without resort to arbitration from any court of competent jurisdiction as necessary to enforce and prevent infringement of the patent rights, copyright rights, trademarks, trade secrets, or other intellectual property rights owned or controlled by a Party or its affiliates or to prevent breach of any of Sections 2(c), 5(f), 9, 10 and 20 hereof.

18.    No Implied Rights.    Nothing in this Agreement is intended to create or imply any right or license in the other Party under any patent rights, copyrights, trademarks or other intellectual property rights owned or controlled by a Party, except as expressly set forth herein.

19.    Entire Agreement.    This Agreement constitutes the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions and preliminary agreements the Parties hereto relating to the subject matter hereof and thereof. This Agreement (or any provision or term hereof) may be released, waived, changed or supplemented only by a written agreement signed by an officer or other authorized representative of the Party against whom enforcement of any release, waiver, change or supplement is sought. This Agreement shall not be strictly construed against either Party hereto.

20.    Public Announcements.    The form and content of any public announcement to be made by one Party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, Nasdaq, or any other stock exchange) in which event the other Party shall endeavor to give the other Party reasonable advance notice and review of any such disclosure.

21.    Notices.    Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each Party set forth on the first page of this Agreement or to such other address or addresses as shall be designated in writing in the same matter.

22.    Headings.    Section headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

23.    Partial Invalidity.    If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, then: (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the Parties, it will be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remaining provisions of this Agreement will remain in full force and effect.

24.    Parent Company Matters.    PDI Shared Sales Division hereby represents to the Company that it is a wholly owned subsidiary of PDI, Inc., a Delaware corporation quoted on the Nasdaq National Market System d/b/a Professional Detailing, Inc. (“Parent”). Parent, by signing below, hereby agrees to cause PDI Shared Sales Division to perform each of its obligations hereunder and further agrees that if, after notice, PDI Shared Sales Division fails to meet any obligation hereunder (including, without limitation, its indemnification obligations under Section 11 above), Parent shall be responsible and liable for such performance.

25.    Governing Law.    The interpretation and enforcement of the Agreement shall be in accordance with the law of the State of New York, without regard to its conflicts of law principles.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this PROFESSIONAL PROMOTION AGREEMENT in multiple counterparts through their duly authorized representatives.

WOMEN FIRST HEALTHCARE, INC.		PDI SHARED SALES DIVISION, INC.

By:	/s/ SAUNDRA CHILDS	By:	/s/ MICHAEL G. MC ALLISTER

Print Name:	Saundra Childs	Print Name:	Michael G. Mc Allister

Print Title:	VP Pharmaceuticals	Print Title:	President & COO

Acknowledged and agreed for purposes of Section 24 above:

PDI, INC.

		By:	/s/ DEBORAH J. SCHNELL

		Print Name:	Deborah J. Schnell

		Print Title:	Executive Vice President